Exhibit 10.2

MOLINA HEALTHCARE, INC.
Notice of Grant of Stock Option
___________ (the “Participant”) has been granted an option (the “Option”) to purchase certain shares of Molina Healthcare, Inc. common stock, par value $0.001 per share (the “Stock”), pursuant to the Molina Healthcare, Inc. 2011 Equity Incentive Plan (the “Plan”). For purposes of this Option and the Stock Option Agreement incorporated herein by reference (the “Option Agreement”), the following terms shall have the following meanings:

Grant Date:	___________, ___
Number of Option Shares:	_________ shares of Stock
Exercise Price (per share):	$____
Expiration Date:	_________, ____
Tax Status of Option:	______________

Vested Shares: Except as provided in the Option Agreement and provided that the Participant’s Service has not terminated prior to any applicable date set forth below, the number of Vested Shares as of each date set forth below shall be:

Vesting Date	Vested Shares

Initial Vesting Date: ________, ______	________

Plus:

On each of the [second] and [third] anniversary of the Grant Date thereafter until all Option Shares are Vested Shares	________

By their signatures below, the Company and the Participant each agree that the Option is governed by this Notice and by the provisions of the Plan and the Option Agreement, both of which are attached to and made a part of this document. The Participant acknowledges receipt of a copy of the Plan and the Option Agreement, represents that the Participant has read and is familiar with their provisions and hereby accepts the Option subject to all of their terms and conditions. This Notice may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

MOLINA HEALTHCARE, INC.	PARTICIPANT

[Name]	[Name]
[Title]

ATTACHMENTS:    Molina Healthcare, Inc. 2011 Equity Incentive Plan, as amended through the Grant Date, and Stock Option Agreement

Stock Option Agreement Under the
Molina Healthcare, Inc. 2011 Equity Incentive Plan
Pursuant to the Molina Healthcare, Inc. 2011 Equity Incentive Plan (the “Plan”), Molina Healthcare, Inc., a Delaware corporation (together with its successors, the “Company”), hereby grants to the Participant named in the Notice of Grant of Stock Option attached hereto (the “Notice”) an option to purchase on such dates as specified herein, all or any part of the number of shares of Stock indicated in the Notice (the “Option Shares,” and such shares once issued shall be referred to as the “Issued Shares,” each as adjusted pursuant to Section 5 hereof), at the Exercise Price specified in the Notice, subject to the terms and conditions set forth in this Stock Option Agreement, the Notice and the Plan. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Notice and the Plan (as applicable).
If this Option is designated as an Incentive Stock Option in the Notice, this Option is intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Code. To the extent that any portion of this Option does not so qualify as an Incentive Stock Option or, if this Option is designated as a Non-Qualified Stock Option in the Notice, it shall be deemed a Non-Qualified Stock Option. The Participant should consult with the Participant’s own tax advisor regarding the tax effects of this Option (and any requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, the holding period requirements).
1.Vesting and Exercisability.
(a)    No portion of this Option may be exercised until such portion shall have vested.
(b)    Except as set forth below, this Option shall be exercisable at any time on and after the Initial Vesting Date and prior to the Expiration Date or earlier termination of the Option as provided herein and in the Plan, in an amount not to exceed the number of Vested Shares (determined at the time of exercise) less the number of shares previously acquired upon exercise of this Option. In no event shall this Option be exercisable for more than the Number of Option Shares.
(c)    In the event that the Participant’s Service terminates, this Option may thereafter be exercised, to the extent it was vested and exercisable on the date of such termination, until the date specified in Section l (d) hereof. Any portion of this Option that is not vested on the date of termination of the Service shall immediately expire and be null and void.
(d)    Subject to the provisions of Section 6 hereof, once any portion of this Option becomes vested and exercisable, it shall continue to be exercisable by the Participant or his or her representatives and legatees as contemplated herein at any time or times prior to the earliest of: (i) the date which is: (A) twelve (12) months following the date on which the Participant’s Service terminates due to death or Disability, or (B) three (3) months following the date on which the Participant’s Service terminates if the termination is due to any other reason, or (ii) the Expiration Date; provided that, if the Participant’s Service is terminated for “Cause” (as hereinafter defined), this Option shall terminate immediately and be null and void effective as of the date of the action or inaction by the Participant that provided the Company “Cause” to terminate his or her employment. For purposes hereof, “Cause” shall mean, unless otherwise defined in Participant’s employment agreement: (i) any material breach by the Participant of any agreement to which the Participant and the Company (or any Subsidiary Corporation) are parties, including, but not limited to, any agreement containing covenants not to compete and covenants relating to the protection of confidential information and proprietary rights of the Company (or any Subsidiary Corporation), which breach is not cured pursuant to the terms of such agreements, (ii) any act (other than retirement) or omission to act by the Participant which would reasonably be likely to have the effect of injuring the reputation, business or business relationships of the Company (or any Subsidiary Corporation) or on the Participant’s ability to perform services for the Company (or any Subsidiary Corporation), (iii) the Participant’s conviction (including any pleas of guilty or nolo contendere) of any crime (other than ordinary traffic violations) which impairs the Participant’s ability to perform his or her duties, (iv) any material misconduct or willful and deliberate non-performance of duties by the Participant in connection with the business or affairs of the Company (or any Subsidiary Corporation), (v) the Participant’s theft, dishonesty, misrepresentation or falsification of the Company’s (or any Subsidiary Corporation’s) documents or records, (vi) the Participant’s improper use or disclosure of the Company’s (or any Subsidiary Corporation’s) confidential or proprietary information, or (vii) the Participant’s use of the facilities or premises of the Company (or any Subsidiary Corporation) to conduct unlawful or unauthorized activities or transactions.
(e)    If designated as an Incentive Stock Option in the Notice, the Participant understands that in order to obtain the benefits of an incentive stock option under Section 422 of the Code, subject to any amendments thereof, no sale or other disposition may be made of Issued Shares within the one (1)-year period after the day of issuance of such Issued Shares to him or her (i.e., the exercise date), nor within the two (2)-year period after the grant of this Option and further that this Option must be exercised, if and to the extent permitted hereunder, within three (3) months after termination of employment (or twelve (12) months in the case of Disability). If the Participant disposes of any such Issued Shares (whether by sale, gift, transfer or otherwise) within either of these periods, he or she agrees to notify the Company within thirty (30) days after such disposition. The Participant also agrees to provide the Company with any information concerning any such dispositions required by the Company for tax purposes. Further, to the extent that the aggregate Fair Market Value (determined as of the time that the applicable option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by the Participant are exercisable for the first time during any calendar year (under all option plans of the Company, its Parent and/or its Subsidiaries) exceeds one hundred thousand dollars ($100,000), such Incentive Stock Options shall constitute Non-Qualified Stock Options. For purposes of this Section 1(e), Incentive Stock Options shall be taken into account in the order in which they were granted. If pursuant to the above, an Incentive Stock Option is treated as an Incentive Stock Option in part and a Non-Qualified Stock Option in part, the Participant may designate which portion of the Stock Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Stock Option first.

2.    Exercise of Option.
(a)    The Participant may exercise this Option only by delivering an Option exercise notice (an “Exercise Notice”) in substantially the form of Appendix A attached hereto to the Company’s General Counsel or, if none, the Chief Executive Officer, indicating his or her election to purchase some or all of the Option Shares which have vested at the time of delivery of such Exercise Notice (which amount shall be specified in the Exercise Notice), accompanied by payment in full of the aggregate Exercise Price; provided that, such exercise shall in no event be effective before receipt by such officer of the Exercise Notice and the aggregate Exercise Price. Payment of the aggregate Exercise Price for the Option Shares elected to be purchased by the Participant may be made by one or more of the following methods:
(i)    in cash, by certified or bank check, or other instrument acceptable to the Committee in U.S. funds payable to the order of the Company in an amount equal to the aggregate Exercise Price of such Option Shares;
(ii)    if permitted by the Committee in its sole and absolute discretion, (y) through the delivery (or attestation to ownership) of shares of Stock with an aggregate Fair Market Value (as of the date such shares are delivered or attested to) equal to the aggregate Exercise Price and that have been purchased by the Participant on the open market or that have been held by the Participant for at least six (6) months and are not subject to restrictions under any plan of the Company, or (z) by the Participant delivering to the Company a properly executed Exercise Notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company in an amount equal to the aggregate Exercise Price; provided that, in the event the Participant chooses such payment procedure, the Participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; or
(iii)    a combination of the payment methods set forth in clauses (i) and (ii) above.
(b)    Certificates for the Option Shares so purchased will be issued and delivered to the Participant upon compliance to the satisfaction of the Committee with all requirements under applicable laws, regulations or rules in connection with such issuance. Until the Participant shall have complied with the requirements hereof and of the Plan, including the withholding requirements set forth in Section 7 hereof, the Company shall be under no obligation to issue the Option Shares. The determination of the Committee as to such compliance shall be final and binding on the Participant. The Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Issued Shares unless and until this Option shall have been exercised pursuant to the terms hereof and the Company shall have issued and delivered such Issued Shares to the Participant (as evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.) Thereupon, the Participant shall have full dividend and other ownership rights with respect to such Issued Shares, subject to the terms of this Option Agreement and the Plan.

(c)    The Company shall not be required to issue fractional shares upon the exercise of this Option.
3.    Subject to Plan.
This Option is subject to all of the terms and conditions set forth in the Plan. Notwithstanding anything in this Option Agreement or the Notice to the contrary, to the extent of any conflict between the terms of the Plan, this Option Agreement and the Notice, the terms of the Plan shall control.
4.    Transferability.
This Option is personal to the Participant and is not transferable by the Participant in any manner other than by will or by the laws of descent and distribution; provided that, if this Option is designated as a Non-Qualified Stock Option, this Option may also be transferred by the Participant, without consideration for the transfer, to members of his or her immediate family, to trusts for the benefit of such family members, to partnerships in which such family members are the only partners or to limited liability companies in which such family members are the only members (each a “Permitted Transferee”); provided that, the transferee agrees in writing with the Company to be bound by all of the terms and conditions of the Plan and this Option Agreement. This Option may be exercised during the Participant’s lifetime only by the Participant (or by the Participant’s legal representative or guardian in the event of the Participant’s incapacity) or by a Permitted Transferee pursuant to this Section 4. The Participant may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company and may revoke or change such designation at any time by filing written notice of revocation or change with the Company. Any such beneficiary may exercise the Participant’s Option in the event of the Participant’s death to the extent permitted herein. If the Participant does not designate a beneficiary or if the designated beneficiary predeceases the Participant, the executor of the Participant may exercise this Option to the extent permitted herein in the event of the Participant’s death.
5.    Adjustment Upon Changes in Capitalization.
If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger, consolidation or sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of shares or other securities of the Company or any successor entity (or parent or subsidiary thereof), the Committee in its sole discretion shall make an appropriate or proportionate adjustment in the number and kind of shares or other securities subject to this Option and the Exercise Price, without changing the aggregate Exercise Price (i.e., the Exercise Price multiplied by the number of shares or other securities subject to this Option shall be the same both before and after any adjustment pursuant to this Section 5); provided that, the adjusted Exercise Price may not be less than the par value of the Stock. After any such adjustment, all references herein to Stock or common stock shall be deemed to refer to the security that is subject to acquisition upon exercise of this Option. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may either make a cash payment in lieu of fractional shares or round any resulting fractional share down to the nearest whole number.
6.    Certain Transactions.
Upon the effectiveness of a Change in Control (as defined in the Plan), unless provision is made in connection with the Change in Control for the assumption of a Participant’s outstanding Award granted hereunder, or the substitution of such Award with a new Award of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise and/or repurchase prices, as provided in Section 4.2 of the Plan (the “Assumption”), such Award shall terminate and, if such Award is a Stock Option, the Participant shall be permitted to exercise such Stock Option to the extent that it is then vested and exercisable (after giving effect to the acceleration of vesting provided for in connection with the Change in Control, if any) for a period of at least ten (10) days prior to the date of such termination; provided that, the exercise of the portion of such Stock Option that becomes vested and exercisable in connection with the Change in Control, if any, shall be subject to and conditioned upon the effectiveness of the Change in Control. In addition, if no Awards are assumed or substituted for in an Assumption, this Plan shall terminate upon the effectiveness of such Change in Control. In the Committee’s sole and absolute discretion, Award agreements may contain additional terms and conditions, not inconsistent with the foregoing, that will apply in the event a Change in Control occurs.
7.    Withholding Taxes.
(a)    Payment by Participant. The Participant shall, no later than the date as of which the exercise of this Option (or, if applicable, the issuance, in whole or in part, of any Issued Shares, the operation of any law, regulation or rule providing for the imputation of interest related to this Option or the lapsing of any restriction with respect to any Issued Shares) gives rise to taxable income and subjects the Company to a tax withholding obligation, authorize the Company to withhold from payroll and any other amounts payable to the Participant or pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state, foreign and local taxes required by law to be withheld with respect to such income.
(b)    Payment in Stock. Subject to approval by the Committee, the Participant may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by: (i) authorizing the Company to withhold from shares of Stock to be issued a number of shares of Stock with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligation shall not exceed the amount determined by the applicable minimum statutory withholding rates.

8.    Compliance with Legal Requirements.
The grant of this Option and the issuance of shares of Stock upon exercise of this Option shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. This Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, this Option may not be exercised unless: (a) a registration statement under the Act shall at the time of exercise of this Option be in effect with respect to the shares issuable upon exercise, or (b) the shares issuable upon exercise of this Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of this Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
9.    Lock-up Provision.
The Participant and each Permitted Transferee agrees that, if the Company proposes to offer for sale any shares of Stock pursuant to a secondary offering and if requested by the Company and any underwriter engaged by the Company for a reasonable period of time specified by the Company or such underwriter following the effective date of the registration statement filed with respect to such offering, the Participant will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase, or otherwise dispose of any securities of the Company held by him or her (except for any securities sold pursuant to such registration statement) or enter into any “Hedging Transaction” (as defined below) relating to any securities of the Company held by him or her (including, without limitation, pursuant to Rule 144 under the Act or any successor or similar exemptive rule hereinafter in effect). Notwithstanding the foregoing, such period of time shall not exceed ninety (90) days. For purposes of this Section 9 “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Stock.
10.    Personal Data.
By signing the Notice, the Participant acknowledges and understands that in order to perform its requirements under this Option and the Plan, the Company may process personal data about the Participant, which may or may not be sensitive personal data. Such data includes, but is not limited to, the information provided in this Option, the Notice and any other correspondence received in connection with this Option and any changes thereto, other appropriate personal and financial data about the Participant and information about the Participant’s participation in the Plan, including the timing and extent to which this Option is exercised from time to time. Further, the Participant hereby authorizes the Company to process any such personal data, whether or not sensitive, and to transfer any such personal data outside the country in which Participant works or is employed, including to the United States. Participant acknowledges that the legal persons for whom the Participant’s personal data are intended include the Company and any of its Subsidiaries, the outside plan administrator as selected by the Company from time to time and any other person or entity that the Company may find appropriate in its administration of the Plan. The Company hereby informs the Participant of his or her right to access and correction of his or her personal data by contacting the Company’s local Human Resources representative.
11.    Non-Solicitation.
By signing the Notice, the Participant acknowledges and agrees that during the period of Participant’s Service with the Company (or any Subsidiary Corporation), and for a period of one (1) year after termination of Participant’s Service for any reason, with or without Cause, Participant shall not directly or indirectly, either alone or in concert with others, solicit, entice, or encourage the hiring of any employee of the Company (or any Subsidiary Corporation) unless such person was involuntarily terminated or laid off by the Company (or any Subsidiary Corporation).
12.    Confidentiality.
By signing the Notice, the Participant agrees to keep and maintain in strict confidence all confidential and proprietary information of the Company (or any Subsidiary Corporation) during and after the term of employment by the Company, and to never directly or indirectly make known, divulge, reveal, furnish, make available, or use any confidential information (except in the course of regular authorized duties on behalf of the Company or any Subsidiary Corporation). Participant’s obligations of confidentiality hereunder shall survive termination of Participant’s Service regardless of any actual or alleged breach by the Company (or any Subsidiary Corporation) in connection with such termination, until and unless any such confidential information shall have become, through no fault of Participant, generally known to the public or unless Participant is required by law to make disclosure (after giving the Company or any Subsidiary Corporation notice and an opportunity to contest such requirement). Participant’s obligations under this Section are in addition to and not in limitation or preemption of all other obligations of confidentiality which Participant has to the Company under general legal or equitable principles. All documents and other property including or reflecting confidential information furnished to Participant by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company (or any Subsidiary Corporation). Upon termination of employment, Participant shall return to the Company (or any Subsidiary Corporation) any such documents or other property (including copies, summaries, or analyses of the foregoing) of the Company (or any Subsidiary Corporation) which are in Participant’s possession, custody, or control.
13.    Miscellaneous Provisions.
(a)    Administration. All questions of interpretation concerning this Option Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in this Option.

(b)    Employment Rights. The grant of this Option does not confer upon the Participant any right to continued Service with the Company or any Subsidiary Corporation or interfere in any way with the right of the Company or any Subsidiary Corporation to terminate the Participant’s Service at any time. Payments you receive pursuant to this Option Agreement shall not be considered to be part of your compensation for purposes of determining benefits under any other employee benefit plan or arrangement provided by the Company or any subsidiary or affiliate thereto.
(c)    Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Option Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Option Agreement.
(d)    Change and Modifications. The Committee may terminate or amend the Plan or this Option at any time; provided, that, except as provided in Section 3(c) of the Plan in connection with a Change in Control, no such termination or amendment may adversely affect this Option without the consent of the Participant unless such termination or amendment is necessary to comply with any applicable law, rule or regulation or, to the extent that this Option is designated as an Incentive Stock Option, is required to enable this Option to continue to qualify as an Incentive Stock Option.
(e)    Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws principles thereof.
(f)    Headings. The headings used herein are intended only for convenience in finding the subject matter and do not constitute part of the text of this Option Agreement and shall not be considered in the interpretation of this Option Agreement.
(g)    Integrated Agreement. This Option Agreement, the Notice and the Plan constitute the entire understanding and agreement between the Participant and the Company with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations or warranties among the Participant and the Company with respect to such subject matter except as provided for herein. To the extent contemplated herein, the provisions of this Option Agreement shall survive any exercise of this Option and shall remain in full force and effect.
(h)    Saving Clause. If any provision of this Option Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.
(i)    Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission, or two (2) days after deposit in the mail if mailed by first class registered or certified mail, postage prepaid, or one (1) business day after deposit with a nationally recognized overnight carrier. Notices to the Company or the Participant shall be addressed to such address or addresses as may have been furnished by such party in writing to the other.
(j)    Benefit and Binding Effect. This Option Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Option Agreement and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

Appendix A
STOCK OPTION EXERCISE NOTICE

Molina Healthcare, Inc.
300 University Ave., Suite 100
Sacramento, California 95825
Fax: 916-646-4572	Date:

Pursuant to the terms of the Notice of Grant of Stock Option dated ___________, ___ and the Stock Option Agreement granted pursuant to the Molina Healthcare, Inc. 2011 Equity Incentive Plan and entered into by Molina Healthcare, Inc. and _____________ (the Participant) on such date, I hereby exercise such Option by including herein or arranging for payment in the amount of $__________ representing the aggregate exercise price for _____________ shares of Molina Healthcare, Inc. common stock, all of which have vested in accordance with the Notice of Grant of Stock Option. I hereby authorize withholding or otherwise will make adequate provision for federal, state, and local tax withholding obligations of the Company, if any, that arise in connection with the Option.
I acknowledge that the shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Plan, the Notice of Grant of Stock Option and the Option Agreement, copies of which I have received and carefully read and understand, to all of which I hereby expressly assent.
Unless I otherwise direct you to deliver to me a physical share certificate, the electronic delivery instructions for the exercised shares are as follows:
Brokerage Firm: ______________________________
DTC Participant Number: _______________________

Account Number: _____________________________

Contact Name: _______________________________

Contact Email Address: _________________________

Phone Number: _______________________________

I hereby represent that I am purchasing the shares of common stock for my own account and not with a view to any sale or distribution thereof.

Sincerely yours,

Name: